FOR IMMEDIATE RELEASE

The Oncology Institute Reports Second Quarter 2024 Financial Results and Updates Full Year 2024 Guidance
CERRITOS, Calif., August 13, 2024 -- The Oncology Institute, Inc. (NASDAQ: TOI) (“TOI” or the “Company”), one of the largest value-based community oncology groups in the United States, today reported financial results for its three and six months ended June 30, 2024 and updated its full year 2024 guidance.
Recent Operational Highlights Include
•76% increase in Dispensary segment revenue compared to prior year quarter
•3 new capitation contracts signed across 2 states including both medical and radiation oncology services, which brings our new 2024 newly signed capitation contracts to 10
•Exploring strategic alternatives to maximize shareholder value

Second Quarter 2024 Financial Highlights
•Consolidated revenue of $99 million, an increase of 22.9% from $80 million compared to the prior year quarter
•Gross profit of $13 million, a decrease of 13.9% compared to the prior year quarter, and gross margin of 13.2%, a decrease from 18.8% in the prior year quarter
•Net loss of $15.5 million compared to net loss of $16.9 million for the prior year quarter
•Basic and diluted (loss) earnings per share of $(0.17) and $(0.17), respectively, compared to $(0.19) and $(0.19), respectively, for the prior year quarter
•Adjusted EBITDA of $(8.7) million compared to $(6.9) million for the prior year quarter
•Cash, cash equivalents, and marketable securities of $46.4 million as of June 30, 2024
Management Commentary
Daniel Virnich, CEO of TOI, commented, "I am very pleased with our performance in the second quarter of 2024, as we delivered strong growth in revenue, while further reducing SG&A. Our Oral drug revenue has seen tremendous growth as we continue to break monthly fill records. While we are disappointed by the recent pressured performance, we feel the worst is behind us. Looking forward to the remainder of the year, 2023 DIR run-out is substantially complete, IV margins in Q3 are improving and with most of the capitated contracts signed in the first half of the year going live in Q3, we expect significant improvement in our net loss and in our adjusted EBITDA in the second half of the year."

Outlook for Fiscal Year 2024
TOI uses Adjusted EBITDA, a non-GAAP metric, as an additional tool to assess its operational performance. See "Financial Information: Non-GAAP Financial Measures" below. In reliance on the unreasonable efforts exception provided under Regulation S-K, TOI is not reasonably able to provide a quantitative reconciliation for forward-looking information of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure, without unreasonable efforts due to uncertainties regarding taxes, share-based compensation, goodwill impairment charges, change in fair value of liabilities, unrealized (gains) losses on investments, practice acquisition-related costs, consulting and legal fees, transaction costs and other non-cash items. The variability of these items could have an unpredictable, and potentially significant, impact on TOI’s future GAAP financial result.

TOI is updating its full-year 2024 guidance as we have experienced slower than expected margin growth primarily related to the prior year direct and indirect remuneration (DIR) fees run out in 2024 and the termination of a capitation contract. Additionally, we are constantly evaluating opportunities to create efficiencies and reduce costs, while ensuring we maintain the infrastructure needed to continue to provide quality patient care and support our growth. TOI expects interest expense in the range of $4 million to $5 million, other adjustment add backs in the range of $2 million to $4 million, and depreciation and amortization in the range of $4 million to $6 million. Consequently, TOI updates its full year 2024 guidance as follows:

	2024 Guidance - Updated	2024 Guidance - Previous
Revenue	$400 to $415 million	$400 to $415 million
Gross Profit	$62 to $69 million	$68 to $79 million
Adjusted EBITDA	$(21) to $(28) million	$(8) to $(18) million
TOI's achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in its filings with the U.S. Securities and Exchange Commission. The outlook does not take into account the impact of any unanticipated developments in the business or changes in the operating environment, nor does it take into account the impact of TOI's acquisitions, dispositions or financings. TOI's outlook assumes a largely reopened global market, which would be negatively impacted if closures or other restrictive measures persist or are reimplemented.
Second Quarter 2024 Results (for the three months ended June 30, 2024)
Consolidated revenue for Q2 2024 was $98.6 million, an increase of 22.9% compared to Q2 2023, and a 4.1% increase compared to Q1 2024.
Revenue for patient services was $52.5 million, down 1.8% compared to Q2 2023. Dispensary revenue increased 76.4% compared to Q2 2023 primarily due to an increase in the number of filled prescriptions for our California pharmacy. Clinical trials & other revenue increased by 4.7% compared to Q2 2023 primarily due to an increase in California Proposition 56 revenue and TOI Clinical Research revenue.
Gross profit in Q2 2024 was $13 million, a decrease of 13.8% compared to Q2 2023. The decrease was primarily driven by ongoing cost management fluctuations and DIR fee run out of oral and IV drugs and. Gross profit is calculated by subtracting direct costs of patient services, dispensary, and clinical trials and other from consolidated revenues.
Selling, general and administrative ("SG&A") expenses in Q2 2024 were $27.9 million or 28.3% of revenue, compared with $28.7 million, or 35.8% of revenue, in Q2 2023. During Q2 2024, share-based compensation expense was $3.4 million. The decrease in SG&A expenses was due to a re-alignment of our vendors and a decrease in share-based compensation expense of approximately $700 thousand compared to same quarter prior year.
Net loss for Q2 2024 was $15.5 million, a decrease of $1.4 million compared to Q2 2023 primarily due to a change in the fair value of conversion option derivative liabilities of $2.6 million resulting in a gain in Q2 2024 as compared to Q2 2023, offset by an increase in net interest expense in Q2 2024 of $0.5 million as compared to Q2 2023.
Adjusted EBITDA was $(8.7) million, a decrease of $1.8 million compared to Q2 2023, primarily due to a decrease in gross profit.
First Half 2024 Results (for the six months ended June 30, 2024)
Consolidated revenue for the first half of 2024 was $193.2 million, an increase of 23.5% compared to the first half of 2023.

Revenue for patient services in the first half of 2024 was $104.9 million, up 1.2% compared to the first half of 2023. Dispensary revenue increased 70.2% compared to the first half of 2023 due to an increase in the number of filled prescriptions related to our California pharmacy. Clinical trials & other revenue increased by 28.3% compared to the first half of 2023 primarily due to an increase in California Proposition 56 revenue and TOI Clinical Research revenue.

Gross profit in the first half of 2024 was $25.0 million, a decrease of 14.4% compared to the first half of 2023. The decrease was primarily driven by ongoing cost management fluctuations and DIR fee run out of oral and IV drugs. Gross profit is calculated by subtracting direct costs of patient services, dispensary, and clinical trials and other from consolidated revenues.

SG&A expenses in the first half of 2024 were $56.3 million or 29.1% of revenue, compared with $57.6 million or 36.8% of revenue, in the first half of 2023. During the first half of 2024, share-based compensation expense was $7.5 million compared to $9.1 million for the same period of 2023.

Net loss for the first half of 2024 was $35.4 million, a decrease of $11.5 million compared to the first half of 2023 primarily due to a $16.9 million goodwill impairment in the first half of 2023 that did not occur in the same period of 2024.

Adjusted EBITDA was $(19.7) million, a decrease of $5.3 million compared to the first half of 2023, primarily due to a decrease in gross profit.

Review of Strategic Alternatives
TOI has also announced that its Board of Directors, in consultation with management and financial and legal advisors, has unanimously decided to initiate a full review of a broad range of alternatives to maximize shareholder value. To assist in this process, TOI has engaged Leerink Partners as its financial advisor and Latham & Watkins LLP as its legal advisor. The Board has not set a timetable for completion of its review. There can be no assurance that this review will result in a transaction or other alternative of any kind. The Company does not intend to provide updates on its review until it deems further disclosure is appropriate or required.
Webcast and Conference Call
TOI will host a conference call on Tuesday, August 13, 2024 at 5:00 p.m. (Eastern Time) to discuss second quarter results and management’s outlook for future financial and operational performance.
The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13744947. The replay will be available until August 20, 2024.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of TOI's website at https://investors.theoncologyinstitute.com.
About The Oncology Institute, Inc.
Founded in 2007, TOI is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 2.1 million patients including clinical trials, transfusions, and other services traditionally associated with the most advanced care delivery organizations. With nearly 126 employed clinicians and more than 700 teammates in over 73 clinic locations and growing, TOI is changing oncology for the better. For more information visit www.theoncologyinstitute.com.
Forward-Looking Statements
This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “preliminary,” “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “predict,” “potential,” “guidance,” “approximately,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, anticipated financial results, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations. These statements are based on various assumptions and on the current expectations of TOI and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by anyone as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of TOI. These forward-looking statements are subject to a number of risks and uncertainties, including the accuracy of the assumptions underlying the 2024 outlook discussed herein, the outcome of judicial and administrative proceedings to which TOI may become a party or investigations to which TOI may become or is subject that could interrupt or limit TOI’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in TOI’s patient or payors' preferences, prospects and the competitive conditions prevailing in the healthcare sector; failure to continue to meet stock exchange listing standards; the impact of COVID-19 on TOI’s business; those factors discussed in the documents of TOI filed, or to be filed, with the SEC, including the Item 1A. "Risk Factors" section of TOI's Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 28, 2024 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that TOI currently is evaluating or does not presently know or that TOI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect TOI’s plans or forecasts of future events and views as of the date of this press release. TOI anticipates that subsequent events and developments will cause TOI’s assessments to change. TOI does not undertake any obligation to update any of these forward-looking statements. These forward-looking statements should not be relied upon as representing TOI’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.
Financial Information; Non-GAAP Financial Measures
Some of the financial information and data contained in this press release, such as Adjusted EBITDA, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). TOI’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial measures determined in accordance with GAAP. Because of the limitations of non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this press release in conjunction with TOI’s financial statements and the related notes thereto.
TOI believes that the use of Adjusted EBITDA provides an additional tool to assess operational performance and results of our performance to plan and forecast future periods, and factors and trends in, and in comparing our financial measures with, other similar companies, many of which present similar non-GAAP financial measures to investors. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in TOI's financial statements.
TOI defines Adjusted EBITDA as net (loss) income plus depreciation, amortization, interest, taxes, non-cash items, share-based compensation, goodwill impairment charges, change in fair value of liabilities, unrealized gains or losses on investments and other adjustments to add-back the following: consulting and legal fees related to acquisitions, one-time consulting and legal fees related to certain advisory projects, software implementations and debt or equity financings, severance expense and temporary labor and recruiting charges to build out our corporate infrastructure. A reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP metric, is set forth below.

Adjusted EBITDA Reconciliation
	Three Months Ended June 30,		Change
(dollars in thousands)	2024	2023	$	%
Net loss	$(15,479)	$(16,897)	$1,418	(8.4)%
Depreciation and amortization	1,518	1,329	189	14.2%
Interest expense, net	2,118	1,638	480	29.3%
Income tax expense	—	99	(99)	(100.0)%
Non-cash addbacks(1)	(69)	23	(92)	(400.0)%
Share-based compensation	3,387	4,106	(719)	(17.5)%
Changes in fair value of liabilities	(3,120)	(136)	(2,984)	2,194.1%
Unrealized (gains) losses on investments	(34)	267	(301)	(112.7)%
Practice acquisition-related costs(2)	—	55	(55)	(100.0)%
Post-combination compensation expense(3)	186	581	(395)	(68.0)%
Consulting and legal fees(4)	245	929	(684)	(73.6)%
Infrastructure and workforce costs(5)	2,539	1,042	1,497	143.7%
Transaction costs(6)	—	20	(20)	(100.0)%
Adjusted EBITDA	$(8,709)	$(6,944)	$(1,765)	25.4%
(1)    During the three months ended June 30, 2024, non-cash addbacks were primarily comprised of non-cash rent of $107 offset by net credit loss of $37. During the three months ended June 30, 2023, non-cash addbacks were primarily comprised of net credit recovery of $2 and non-cash rent of $26.
(2)    Practice acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions of various oncology practices.

(3)    Deferred consideration payments for practice acquisitions that are contingent upon the seller’s future employment at the Company.
(4)    Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees, and related to certain non-recurring advisory projects during the three months ended June 30, 2024. During the three months ended June 30, 2023, these fees related to non-recurring advisory projects and software implementations.
(5)    Infrastructure and workforce costs were comprised of recruiting expenses to build out corporate infrastructure of $336 and $430, software implementation fees of $36 and $22, severance expenses resulting from cost rationalization programs of $141 and $250, temporary labor of $74 and $339 and non-recurring legal fees related to infrastructure build out of $1,830 and $0 during the three months ended June 30, 2024 and 2023, respectively.
(6)    Transaction costs incurred during the three months ended June 30, 2023 were comprised of consulting, legal, administrative and regulatory fees associated with non-recurring due diligence projects.

	Six Months Ended June 30,		Change
(dollars in thousands)	2024	2023	$	%
Net loss	$(35,368)	$(46,895)	$11,527	(24.6)%
Depreciation and amortization	3,007	2,598	409	15.7%
Interest expense, net	4,103	3,081	1,022	33.2%
Income tax expense	—	142	(142)	(100.0)%
Non-cash addbacks(1)	(108)	165	(273)	(165.5)%
Share-based compensation	7,474	9,072	(1,598)	(17.6)%
Goodwill impairment charges	—	16,867	(16,867)	N/A
Changes in fair value of liabilities	(3,120)	(4,348)	1,228	(28.2)%
Unrealized (gains) losses on investments	(116)	125	(241)	N/A
Practice acquisition-related costs(2)	—	71	(71)	(100.0)%
Post-combination compensation expense(3)	316	1,162	(846)	N/A
Consulting and legal fees(4)	420	1,514	(1,094)	(72.3)%
Infrastructure and workforce costs(5)	3,724	2,115	1,609	76.1%
Transaction costs(6)	18	28	(10)	(35.7)%
Adjusted EBITDA	$(19,650)	$(14,303)	$(5,347)	37.4%

(1)    During the six months ended June 30, 2024, non-cash addbacks were primarily comprised of non-cash rent of $158, offset by net reversal of bad debt recovery of $50. During the six months ended June 30, 2023, non-cash addbacks were primarily comprised of non-cash rent of $166 offset by net credit losses of $1 .
(2)    Practice acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions of various oncology practices.
(3)    Deferred consideration payments for practice acquisitions that are contingent upon the seller’s future employment at the Company.
(4)    Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees, and related to certain non-recurring advisory projects during the six months ended June 30, 2024. During the six months ended June 30, 2023, these fees related to certain non-recurring advisory projects.
(5)    Infrastructure and workforce costs were primarily comprised of non-recurring legal fees related to infrastructure build out of $2,359 and $0, recruiting expenses to build out corporate infrastructure of $712 and $892, severance expenses resulting from cost rationalization programs of $151 and $265, and temporary labor of $326 and $907 during the six months ended June 30, 2024 and 2023, respectively.
(6)    Transaction costs incurred during the six months ended June 30, 2024 were comprised of consulting, legal, administrative and regulatory fees associated with non-recurring due diligence projects.

Key Business Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Clinics (1)	87	83	87	83
Markets	14	15	14	15
Lives under value-based contracts (millions)	2.1	1.8	2.1	1.8
Adjusted EBITDA (in thousands)	$(8,710)	$(6,944)	$(19,650)	$(14,303)
(1)     Includes independent oncology practices to which we provide limited management services, but do not bear the operating costs.

Consolidated Balance Sheets (Unaudited)
(in thousands except share data)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$36,424	$33,488
Marketable securities	9,939	49,367
Accounts receivable, net	54,017	42,360
Other receivables	350	551
Inventories	11,322	13,678
Prepaid expenses and other current assets	4,157	4,049
Total current assets	116,209	143,493
Property and equipment, net	12,232	10,883
Operating right of use assets	26,992	29,169
Intangible assets, net	16,357	17,904
Goodwill	7,230	7,230
Other assets	582	561
Total assets	$179,602	$209,240
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,750	$14,429
Current portion of operating lease liabilities	6,521	6,363
Accrued expenses and other current liabilities	12,831	13,996
Total current liabilities	35,102	34,788
Operating lease liabilities	24,535	26,486
Derivative warrant liabilities	84	636
Conversion option derivative liabilities	514	3,082
Long-term debt, net of unamortized debt issuance costs	89,950	86,826
Other non-current liabilities	179	365
Deferred income taxes liability	32	32
Total liabilities	150,396	152,215
Stockholders’ equity:
Common Stock, $0.0001 par value, authorized 500,000,000 shares; 77,224,263 shares issued and 75,490,489 shares outstanding at June 30, 2024 and 75,879,025 shares issued and 74,145,251 shares outstanding at December 31, 2023	8	8
Series A Convertible Preferred Stock, $0.0001 par value, authorized 10,000,000 shares; 165,045 shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	(1,019)	204,186
Treasury Stock at cost, 1,733,774 shares at June 30, 2024 and December 31, 2023	211,735	(1,019)
Accumulated deficit	(181,518)	(146,150)
Total stockholders’ equity	29,206	57,025
Total liabilities and stockholders’ equity	$179,602	$209,240

Consolidated Statements of Operations (Unaudited)
(in thousands except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue
Patient services	$52,461	$53,426	$104,914	$103,699
Dispensary	44,440	25,196	84,119	49,436
Clinical trials & other	1,677	1,602	4,211	3,281
Total operating revenue	98,578	80,224	193,244	156,416
Operating expenses
Direct costs – patient services	46,522	44,878	96,019	87,692
Direct costs – dispensary	38,801	20,111	71,610	39,256
Direct costs – clinical trials & other	229	118	620	252
Goodwill impairment charges	—	—	—	16,867
Selling, general and administrative expense	27,872	28,726	56,324	57,556
Depreciation and amortization	1,518	1,329	3,007	2,598
Total operating expenses	114,942	95,162	227,580	204,221
Loss from operations	(16,364)	(14,938)	(34,336)	(47,805)
Other non-operating expense (income)
Interest expense, net	2,118	1,638	4,103	3,081
Change in fair value of derivative warrant liabilities	(552)	(118)	(552)	(261)
Change in fair value of earnout liabilities	—	(17)	—	(769)
Change in fair value of conversion option derivative liabilities	(2,568)	—	(2,568)	(3,318)
Other, net	117	357	49	214
Total other non-operating (income) loss	(885)	1,860	1,032	(1,053)
Loss before provision for income taxes	(15,479)	(16,798)	(35,368)	(46,752)
Income tax expense	—	(99)	—	(143)
Net loss	$(15,479)	$(16,897)	$(35,368)	$(46,895)
Net loss per share attributable to common stockholders:
Basic	$(0.17)	$(0.19)	$(0.39)	$(0.52)
Diluted	$(0.17)	$(0.19)	$(0.39)	$(0.52)
Weighted-average number of shares outstanding:
Basic	74,748,365	74,119,910	74,491,326	73,786,374
Diluted	74,748,365	74,119,910	74,491,326	73,786,374

Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(35,368)	$(46,895)
Adjustments to reconcile net loss to cash and cash equivalents used in operating activities:
Depreciation and amortization	3,007	2,598
Amortization of debt issuance costs and debt discount	3,124	3,067
Goodwill impairment charges	—	16,867
Share-based compensation	7,474	9,072
Change in fair value of liability classified warrants	(552)	(261)
Change in fair value of liability classified earnouts	—	(769)
Change in fair value of liability classified conversion option derivatives	(2,568)	(3,318)
Realized loss on sale of investments	—	11
Unrealized (gain) loss on investments	(121)	113
Accretion of discount on investment securities	(451)	(1,589)
Deferred taxes	—	(30)
Credit losses	—	(2)
Loss on disposal of property and equipment	50	—
Changes in operating assets and liabilities:
Accounts receivable	(11,657)	(6,576)
Other receivables	201	118
Inventories	2,356	(2,907)
Prepaid expenses and other current assets	(108)	1,091
Operating right-of-use assets	2,177	3,125
Other assets	(21)	(80)
Accounts payable	898	3,751
Current and long-term operating lease liabilities	(1,793)	(2,529)
Accrued expenses and other current liabilities	1,976	1,350
Income taxes payable	—	1
Other non-current liabilities	(167)	(320)
Net cash and cash equivalents used in operating activities	(31,543)	(24,112)
Cash flows from investing activities:
Purchases of property and equipment	(2,436)	(2,776)
Cash paid for practice acquisitions, net	—	(4,300)
Purchases of marketable securities/investments	—	(9,747)
Sales of marketable securities/investments	40,000	60,127
Net cash and cash equivalents provided by investing activities	37,564	43,304
Cash flows from financing activities:
Payments made for financing of insurance payments	(1,002)	(2,576)
Payment of deferred consideration liability for acquisition	(2,140)	(759)
Principal payments on financing leases	(18)	(81)
Common stock repurchase	—	(894)
Common stock issued for options exercised	75	—
Net cash and cash equivalents used in financing activities	(3,085)	(4,310)
Net increase in cash and cash equivalents	2,936	14,882
Cash and cash equivalents at beginning of period	33,488	14,010
Cash and cash equivalents at end of period	$36,424	$28,892

Contacts
Media
The Oncology Institute, Inc.
Daniel Virnich, MD
danielvirnich@theoncologyinstitute.com
(562) 735-3226 x 81125

Revive
Michael Petrone
mpetrone@reviveagency.com
(615) 760-4542
Investors
Solebury Strategic Communications
investors@theoncologyinstitute.com